Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-273963 and 333276213 on Form S-1 of our report dated April 1, 2024, relating to the consolidated financial statements of XBP Europe Holdings Inc. and Subsidiaries appearing in this Annual Report on Form 10-K for the year ended December 31, 2023

/s/ UHY LLP

Sterling Heights, Michigan

April 1, 2024